EXHIBIT 10(c)(26)

SUMMARY OF NON-EMPLOYEE DIRECTOR COMPENSATION

GEORGIA POWER COMPANY

Only non-employee directors are compensated for service on the Board of Directors (the "Board") of Georgia Power Company.

At the election of the director, all or a portion of the cash retainer may be payable in common stock of The Southern Company, all or a portion of total cash compensation may be deferred under the Deferred Compensation Plan, and all of the stock retainer may be deferred under the Deferred Compensation Plan until membership on the Board is terminated.  There is no pension plan for non-employee directors.

During 2009 and prior to April 1, 2010, the pay components are as follows:

Annual Cash Retainer Fee:	$22,000 per year (paid quarterly)
Committee Chair Annual Retainer:	$3,000 per year (paid quarterly)
Annual Stock Retainer Fee:	520 shares of common stock of The Southern Company (paid quarterly)
Board Meeting Fees:	$1,800
Committee Meeting Fees:	$1,200
Site Visit, Extra Session or Conference Fee:	$1,200

Effective April 1, 2010, the pay components are as follows:

Annual Cash Retainer Fee:	$44,000 per year (paid quarterly)
Committee Chair Annual Retainer:	$5,000 per year (paid quarterly)
Annual Stock Retainer Fee:	$30,000 per year payable in common stock of The Southern Company (paid quarterly)
Board Meeting Fees:	If more than five meetings of the Board are held in a calendar year, $1,800 will be paid for participation in each meeting of the Board beginning with the sixth meeting.
Committee Meeting Fees:	If more than five meetings of any one Committee are held in a calendar year, $1,200 will be paid for participation in each meeting of that Committee beginning with the sixth meeting.